EXHIBIT 10.5
MANUFACTURING LICENSE AGREEMENT
     MANUFACTURING LICENSE AGREEMENT (this “Agreement”) effective as of August 20, 2009 (the “Effective Date”), is entered into between FALLBROOK TECHNOLOGIES INC., a Delaware corporation (“Fallbrook”), having a place of business at 9444 Waples St., Suite 410, San Diego, California 92121 and HYDRO-GEAR LIMITED PARTNERSHIP, an Illinois limited partnership (“HG”) having a place of business at 1411 S. Hamilton St., Sullivan, Illinois 61951. Fallbrook and HG are referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Parties entered into that certain Development Agreement of even date herewith (the “Development Agreement”) for the development of a product based on Fallbrook’s NuVinci® continuously variable transmission technology (the “NuVinci Technology”).
     WHEREAS, HG desires to obtain an exclusive license to the NuVinci Technology for Products in the Field (as each term is defined below), all on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:
1. DEFINITIONS
     1.1 “Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
     1.2 “Bill of Materials” shall mean the list of parts associated solely with the Product (as defined below) as agreed to from time to time by the Parties.
     1.3 “Confidential Information” shall mean (a) all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, that is disclosed by a Party (the “Discloser”) to the other Party (the “Recipient”) under this Agreement or the Development Agreement and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure (provided that information regarding the Product Developments shall be the Confidential Information of Fallbrook), and (b) the terms of this Agreement and the Development Agreement. Notwithstanding the foregoing, Confidential Information described in clause (a) above shall not include information which the Recipient can establish by written documentation (i) has been publicly known prior to disclosure of such information by the Discloser, (ii) has become publicly known, without fault on the part of the Recipient, subsequent to disclosure of such information by the Discloser, (iii) has been received by the Recipient at any time from a source, other than the Discloser, rightfully having possession of and the right to disclose such information, (iv) has been independently developed by the Recipient (other than Product Developments) without reference to the Confidential Information, or (v) has been otherwise known by the Recipient prior to disclosure of such information by the Discloser.
     1.4 “Field” shall mean residential and commercial lawn tractors and mowers.
     1.5 “Licensed IP Rights” shall mean, collectively (a) all patents and other intellectual property now or hereafter owned by Fallbrook that claim or relate to the NuVinci Technology, and (b) all of Fallbrook’s rights in and to the Product Developments.
     1.6 “Licensed Mark” means, collectively, (a) Fallbrook’s NuVinci trademark, (b) the respective stylistic marks and distinctive logotypes for such trademark, and (c) other marks and logotypes as Fallbrook may from time to time develop for NuVinci products during the course of this Agreement, except for any such marks or logotypes which are specifically developed by Fallbrook for a field other than the Field.
     1.7 “License Effective Date” shall mean the date upon which Fallbrook delivers the final prototype of the Product which meets the duty cycle and cost targets as provided under the Development Agreement.
     1.8 “Net Sales” shall mean, with respect to any Other Product, revenue from the sales of any Other Product that is attributable to the Product only, as determined in Section 4.2.3.
     1.9 “Other Products” shall mean all products that (a) incorporate a Product and (b) are not Residential Products or ZTR Products.
     1.10 “Product” shall mean a continuous variable transmission CVT/IVT variator incorporating the NuVinci Technology for use in the Field. The Product does not include the housing, the upstream gearing, the downstream gearing or any other parts to which the Parties agree.
     1.11 “Product Cost” shall mean the projected cost of the Bill of Materials for the Product that is utilized by HG in its annual forecast for its business plan prior to each year of production. The cost of parts for the Product purchased from third parties shall include only material cost to HG for the part, net of all ancillary costs such as, but not limited to, freight, duties, insurance, customs and handling charges. The cost of parts for the Product made by HG shall include the material costs, direct labor costs and direct process costs incurred by HG to make the part.
     1.12 “Product Developments” shall have the meaning set forth in Section 7.1 below.
     1.13 “Residential Products” shall mean products that (a) incorporate a Product and (b) are designed for residential lawn and garden tractors and mowers.
     1.14 “Territory” shall mean worldwide.
     1.15 “Third Party” shall mean any person or entity that is not a Party, an Affiliate or a Representative (as defined in Section 6.1 below).

     1.16 “Transaxle” shall mean the Product, the housing, the upstream/downstream gearing, controls and other parts and assemblies required to commercialize the Product in the Field.
     1.17 “ZTR Products” shall mean products that incorporate a Product and are designed for commercial Zero Turn Radius lawn and garden mowers and tractors.
2. REPRESENTATIONS AND WARRANTIES
     Each Party hereby represents and warrants to the other Party as follows:
     2.1 Existence. Such Party is duly organized, validly existing and in good standing under the laws of the state in which it is formed.
     2.2 Authorization and Enforcement of Obligations. Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.
     2.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.
     2.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, and is not limited in any way by, any contractual obligation or any other obligation or commitment to any third party.
3. LICENSE GRANT
     3.1 Licenses. As of the License Effective Date, Fallbrook hereby grants HG (a) an exclusive license (without the right to grant sublicenses) under the Licensed IP Rights in the Territory to make, use, offer for sale, sell and import Products solely for use in the Field, and (b) a nonexclusive license (without the right to grant sublicenses) in the Territory to reproduce, use and display the Licensed Marks on Transaxles manufactured by HG in the exercise of its rights under clause (a) above. Notwithstanding the foregoing, Fallbrook would retain the rights to make and use Products in the Field solely for R&D purposes and not in anticipation of commercialization other than with HG.
     3.2 Conversion Option. If HG and Fallbrook mutually agree in writing to convert this Agreement into a joint venture, then the Parties shall agree upon a written process to terminate this Agreement and create a joint venture to which Fallbrook would grant a license on similar terms as those contained herein.

     3.3 No Implied Licenses. Except as otherwise provided in this Agreement, under no circumstances shall HG, as a result of this Agreement, obtain any ownership interest or other right in any invention, discovery, composition or other technology, or in any patent right or other intellectual property right, of Fallbrook (including without limitation those owned, controlled or developed by Fallbrook at any time pursuant to this Agreement).
4. FEES AND CONSIDERATION
     4.1 License Fee. HG shall pay to Fallbrook a license fee of *** within five (5) business days following the date of the first production of a Product. If HG does not make such payment within thirty (30) days after the date of the first production of a Product, then this Agreement shall immediately terminate.
     4.2 Royalty. HG shall pay to Fallbrook royalties as follows:
          4.2.1 For each ZTR Product sold by or on behalf of HG or its Affiliates, HG shall pay to Fallbrook *** .
          4.2.2 For each Residential Product sold by or on behalf of HG or its Affiliates, HG shall pay to Fallbrook *** .
          4.2.3 For each Other Product sold by or on behalf of HG or its Affiliates, unless otherwise agreed to by the Parties, HG shall pay to Fallbrook a royalty equal to *** of the sales price of the Product included in such Other Product, to be determined by multiplying the percentage cost content of the Product compared to the whole Transaxle constituting such Other Product, by the net sales price of the Transaxle constituting such Other Product.
          4.2.4 In calculating royalties due hereunder, HG shall be entitled to deduct royalties on any ZTR Product, Residential Product or Other Product which has been returned within three years for which no Product or equivalent consideration was provided, and on which a royalty had previously been paid by HG.
     4.3 Payment Reports. Within thirty (30) days after the end of each calendar month during the term of this Agreement, commencing with the calendar month in which the date of first production occurs, HG shall furnish to Fallbrook a written report, on a Product-by-Product basis, setting forth (a) the quantity and type of ZTR Products, Residential Products and Other Products sold and returned during such calendar month and, with respect to the Other Products, the calculation of the sales price of the Product included in the Transaxle constituting such Other Product; (b) the calculation of the royalties, if any, that shall have accrued during such calendar month; and (c) the withholding taxes, if any, required by law to be deducted with respect to such sales. HG shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.
     4.4 Audits. Upon the written request of Fallbrook and not more than once in each calendar year, HG shall permit an independent certified public accounting firm of nationally

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recognized standing, selected by Fallbrook and reasonably acceptable to HG, to have access during normal business hours to such of the records of HG where those records reside as may be reasonably necessary to verify the accuracy of the payment reports hereunder. If Fallbrook elects such an audit, the auditor in advance of such inspection shall agree in writing to maintain all of HG’s information in strict confidence and shall only disclose to Fallbrook whether the amount paid by HG was accurate, and if for any reason the amount paid was inaccurate, the amount owed to Fallbrook by HG in the case of an underpayment or the amount to be credited to HG in the case of an overpayment. The fees charged by such accounting firm shall be paid by Fallbrook; provided, however, if it is ultimately determined that the royalties payable by HG for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then HG shall pay the reasonable fees and expenses charged by such accounting firm along with the additional royalties payable.
     4.5 Payment Terms. Payment of royalties under this Agreement shall be due at the time of each payment report delivered pursuant to Section 4.3, shall be paid in United States dollars and all such payments shall be originated from a bank located in the United States and made by bank wire transfer in immediately available funds to such account as Fallbrook shall designate before such payment is due and shall be considered paid when deposited into the designated account. Payments due under this Agreement shall be considered late if not received within 30 days of such due date. Late payments shall accrue interest at the rate of twelve percent (12%) per annum of the past due amount.
5. MARKETING; COMMERCIALIZATION
     5.1 Efforts. HG shall use its commercially reasonable efforts to develop a market for Products, and following development of a Product, to promote, market, offer for sale and sell such Product.
     5.2 Marketing and Sales Plan. No later than *** , HG shall develop and deliver to Fallbrook a sales plan for the marketing, launch and sale of the Product that is reasonably acceptable to Fallbrook and sets forth the manner in which HG shall satisfy its minimum sales requirements as set forth in Section 5.3.
     5.3 Minimum Sales Targets. For each calendar year identified on Exhibit A to this Agreement, HG shall sell at least the amount of ZTR Product units set forth on Exhibit A as the applicable minimum sales target. If HG fails to meet the required minimum sales target in any such year, then HG shall have the right to satisfy up to *** of such minimum sales target (“Deemed Sales”), by paying additional royalties to Fallbrook, no later than thirty (30) days following the end of the applicable year, in an amount equal to the royalties which would have been paid upon the Deemed Sales. Deemed Sales shall be included as sales in determining whether HG has met the required minimum sales target in any year. Beginning with the third (3rd) year identified on Exhibit A, if HG fails to meet the required minimum sales target in any such year by *** or less, then HG shall have the right to satisfy up to *** of such shortfall by paying additional royalties pursuant to the second sentence of this Section

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5.3, and shall also be entitled to add any remaining shortfall to the immediately following year’s minimum sales target, and shall not be in breach of this Section, if HG provides to Fallbrook a reasonably satisfactory sales plan that demonstrates how HG will achieve the following year’s increased minimum sales target. Fallbrook shall have the right, as Fallbrook’s sole remedy for HG’s failure to meet the minimum sales target in any year, to convert HG’s exclusive license under this Agreement to non-exclusive, which right must be exercised, if at all, within sixty (60) days after the end of the applicable year.
     5.4 Development Plan. HG shall provide to Fallbrook prior to October 1, 2009 a plan for the development and production of the Transaxle that is reasonably acceptable to Fallbrook and that accounts for a production start for the Product as of *** , which shall include at a minimum the HG Responsibilities and Deliverables provided for in Appendix 1 of the Development Agreement (the “Development Plan”). Subject to Fallbrook’s performance of the Services under the Development Agreement, HG shall conduct its obligation under the Development Plan. If HG fails to conduct its obligations under the Development Plan, then, subject to Fallbrook providing written notice and an opportunity to cure such failure of at least thirty (30) days, Fallbrook shall have the right to convert HG’s exclusive license under this Agreement to nonexclusive.
     5.5 Quality System Development. HG shall develop, implement and demonstrate a robust quality operating system, and require such of its suppliers, capable of providing volume production levels of the Product to specification while meeting or achieving ISO 9000 or reasonably equivalent quality standards. HG shall provide Fallbrook with transparency into the quality operating and manufacturing process of HG, including establishing a process by which Fallbrook can review and suggest improvement of the quality operating system. HG shall perform the obligations under such plan and shall achieve the objectives under such plan in order to satisfy commercialization timing, including tooling purchases and supplier qualification by part. HG shall communicate significant quality issues relating to the Product to Fallbrook, and Fallbrook agrees to make available its qualified technicians to assist HG in resolving any such issues, which assistance, if beyond Fallbrook’s requirements under the Development Agreement, shall be reimbursed at reasonable market hourly rates for the engineers or technicians requested.
     5.6 Supply Base Development. HG shall develop a sound supply base for the Product and shall provide Fallbrook with transparency into the cost basis of the Product. HG shall provide Fallbrook with all information regarding the cost structure, by part if requested, for the Product. As part of the Development Plan in Section 5.4 above, HG shall provide to Fallbrook a reasonably acceptable plan for development of a robust supply of parts for the Product by qualified suppliers. Such supply plan shall layout the reliably predictable production and supply of quality parts in a timely manner and at a predictable cost. HG shall provide Fallbrook with transparency into the supply plan and supplier selection, although the decisions for such selection would remain with HG. HG, in order to achieve volume economic advantage, shall make its supply base reasonably available for sourcing by Fallbrook or its licensees for any fields of use outside of the Field. Fallbrook shall use commercially reasonable efforts to provide HG with transparency into Fallbrook’s and its licensees’ suppliers and the cost basis with such suppliers,

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and Fallbrook shall use commercially reasonable efforts to make its and its licensees supply base reasonably available for sourcing by HG.
     5.7 Failure of HG Development Efforts. Failure by HG to hit its development goals under the Development Plan is a material breach of this Agreement. If any such breach remains uncured for forty-five (45) days after notification of such breach, then Fallbrook shall have the right to convert HG’s exclusive license under this Agreement to non-exclusive.
6. CONFIDENTIALITY
     6.1 Confidential Information. During the term of this Agreement and following the expiration or earlier termination of this Agreement, a Party (the “Recipient”) that receives Confidential Information from the other Party (the “Discloser”) shall maintain in confidence all such Confidential Information and shall not disclose such Confidential Information to any third party without express written permission of the Discloser except on a need-to-know basis to those directors, officers, employees, consultants, contractors or prospective permitted assignees (collectively, “Representatives”), to the extent such disclosure is reasonably necessary in connection with the Recipient’s activities as expressly authorized by this Agreement and provided Recipient’s Representatives have been made aware of and have agreed to be bound by the terms of this section. Recipient will be liable to Discloser for breach of the terms hereof by Recipient’s Representatives. Recipient shall not use the Confidential Information except for the purposes of this Agreement. The confidentiality obligations contained in this Section shall not apply to the extent that the Recipient is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction.
     6.2 Terms of this Agreement. Except as otherwise provided herein, during the term of this Agreement and for a period of five (5) years thereafter, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Notwithstanding the foregoing, (a) prior to execution of this Agreement, the Parties have agreed in writing upon the substance of information that can be used to describe the terms of this transaction, and each Party may disclose such information, as modified by mutual agreement from time to time, without the other Party’s consent, and (b) Fallbrook shall have the right to disclose to Third Parties the granting to “a manufacturer” of a commercial license in a given Field of Use, following the date that HG has paid the applicable Commercial License Fee for such Field of Use.
7. INTELLECTUAL PROPERTY
     7.1 Assignment and Communication of Product Developments. Fallbrook shall solely own all right, title and interest in and to any inventions, discoveries, enhancements, improvements, technology, software, data or information (whether or not patentable), and all patent and other intellectual property rights therein, in each case that are made or conceived by employees or agents of Fallbrook, HG or both in connection with the Development Agreement or this Agreement and constitute the Product or an improvement or modification to the Product (collectively, the “Product Developments”). HG hereby sells, assigns and transfers to Fallbrook all of HG’s right, title and interest to such Product Developments. HG shall solely own all right, title and interest in and to any inventions, discoveries, enhancements, improvements, technology, software, data or information (whether or not patentable), and all patent and other intellectual property rights therein, in each case that is made or conceived by employees or agents of HG under this Agreement or the Development Agreement or otherwise, and in each case which does not constitute a Product Development. Each party shall regularly, but not less frequently than monthly, disclose to the other party all Product Developments and provide to the other party all information concerning the Product Developments reasonably requested by the other party. HG will have sole right to determine whether it will incorporate any Product Developments, or any design changes proposed by Fallbrook, into the Product.
     7.2 Trademark.
          7.2.1 All right, title, and interest in and to the Licensed Marks, other than HG’s right to use as described in Section 3.1, above, shall remain with Fallbrook. During the term of this Agreement and thereafter, HG will not contest Fallbrook’s exclusive right, title and interest in and to, or the validity of, the Licensed Marks. In addition, HG will not in any manner represent that it has any interest in the Licensed Marks, except for the limited license provided herein. Use of the Licensed Marks by HG shall not confer upon HG any right, title or interest in or to the Licensed Marks, except for the limited license provided for herein, and all such use by HG of the Licensed Marks, including any goodwill generated therefrom, shall inure to the sole benefit of and be on behalf of Fallbrook.
          7.2.2 HG may incorporate the Licensed Marks on the Transaxle at HG’s sole discretion and shall incorporate the Licensed Marks on marketing, promotional and sales literature relating to the Product. HG agrees that use by HG of the Licensed Marks, as provided herein, shall be in accordance with all applicable law and regulations, shall conform with all written style and other guidelines provided by Fallbrook from time to time, shall be of high quality and standards and shall not adversely affect the good name of Fallbrook including for example, and not limitation, usage of the Licensed Marks on Products not conforming to the quality standards provided in Section 5.5. HG will not use any marks or names confusingly similar to the Licensed Marks. HG shall not (i) use any other trademark, service mark or trade name on the materials or in close proximity to any Licensed Mark other than any HG trademark, service mark or trade name or (ii) combine the marks so as to possibly create a unitary composite mark.
          7.2.3 Fallbrook shall have the right, but not the obligation, to file in the appropriate offices, at its own expense, trademark or design applications relating to the Licensed Marks, such filings to be made in the name of Fallbrook or in the name of any third party selected by Fallbrook. To assist Fallbrook with its registration of the Licensed Mark in the name of Fallbrook, HG, at Fallbrook’s request and expense, shall promptly perform any act necessary for Fallbrook to secure or maintain any and all Fallbrook trademark rights. HG agrees not to register any Licensed Mark in HG’s name or any confusingly similar trademark in any country, in any character form, as Fallbrook may determine in its discretion.
          7.2.4 With respect to each Product that HG proposes to offer for sale or sell under this Agreement, and each marketing, promotional or sales literature relating to the Product that HG intends to use and which uses or incorporates the Licensed Mark, HG shall first submit to Fallbrook a sample of such Product or literature for Fallbrook’s prior review and written approval or disapproval, which review shall be based upon those standards for all Products and Licensed Marks that are promulgated by, and as may from time to time be amended by Fallbrook. If Fallbrook does not disapprove a sample within ten (10) business days after receipt from HG, then such sample shall be deemed to be approved by HG.
     7.3 Infringement. Each Party shall promptly notify the other Party if it becomes aware of a third party that is infringing the Licensed IP Rights in the Field. Fallbrook shall have the first right, but not the obligation, to control the enforcement of Licensed IP Rights in the Field. If Fallbrook, in its sole discretion, decides to initiate an action or proceeding against a third party to enforce the Licensed IP Rights in the Field, HG shall cooperate with Fallbrook in such action or proceeding at Fallbrook’s sole expense.
     If Fallbrook, in its sole discretion, elects not to initiate an action or proceeding to enforce any patent(s) included in the Licensed IP Rights against a third party infringer within the Field within three (3) months of receiving notice of such infringement from HG, and if HG has maintained its exclusive license under this Agreement, then HG shall have the option to terminate this Agreement, in its sole discretion. If HG does not elect to terminate this Agreement, it shall have the right, at its sole discretion, to initiate an action or proceeding against such third party infringer to enforce the subject patent(s) included in the Licensed IP Rights in the Field.
     In the event that HG is entitled to and does elect to initiate an action or proceeding against a third party infringer to enforce a patent that is part of the Licensed IP Rights in the Field, Fallbrook shall cooperate with HG in prosecuting such action or proceeding, including but not limited to, agreeing to be named as a party to any civil action to abate such infringing activity, provided, however, that (a) HG shall pay all costs arising from such action or proceeding, (b) HG shall be entitled to place in an escrow account held by an independent third party escrow agent, and pursuant to an escrow agreement reasonably acceptable to Fallbrook and HG (the “Escrow Agreement”) that must include at least the terms of this section (including appropriate interest terms which shall be based upon prevailing market interest rates), royalties due under Section 4.2 up to an amount equal to any actual out-of-pocket costs incurred by HG arising from such action or proceeding (“Escrow Royalties”), and (c) nothing in this Section shall, nor shall it be purported to, transfer to HG any right, title, ownership or other interest in or to the Licensed IP Rights.
     With respect to all monies recovered by HG upon the final judgment or settlement of such action or proceeding, (i) HG shall first retain the amount of its actual costs and expenses for prosecuting such action or proceeding, (ii) HG shall then use the remaining proceeds to pay to Fallbrook an amount equal to the Escrow Royalties plus the amount of interest earned on such Escrow Royalties under the Escrow Agreement, upon payment of which HG and Fallbrook shall instruct the independent escrow agent under the Escrow Agreement to release the Escrow Royalties and all interest earned thereon to HG, and (iii) finally, the remaining proceeds shall be divided *** to HG and *** to Fallbrook. Notwithstanding the foregoing, if HG either (A) loses such action, (B) receives a judgment in its favor or enters a

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settlement agreement under either of which HG would be entitled to an amount that, after withholding its costs of prosecuting such action, is less than the Escrow Royalties, or (C) HG ceases to do business, then in each case the independent escrow agent shall be directed by HG and Fallbrook to pay to Fallbrook an amount of the Escrow Royalties equal to the Escrow Royalties less any amounts that HG paid to Fallbrook pursuant to clause (ii) of this paragraph, plus all interest earned on the Escrow Royalties paid to Fallbrook by the independent escrow agent, and the independent escrow agent shall be directed by HG and Fallbrook to pay any remaining Escrow Royalties and interest earned thereon to HG.
8. TERM AND TERMINATION
     8.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 8.2 or 8.3, shall continue until the later of a) seven (7) years from the start of production, and b) December 31, 2018.
     8.2 Termination for Cause. Either Party may terminate this Agreement upon or after the material breach of this Agreement by the other Party if the other Party has not cured such material breach within forty-five (45) days after written notice thereof by the non-breaching Party.
     8.3 Termination Prior to License Effective Date. Either Party shall have the right to terminate this Agreement prior to the License Effective Date if (a) the Parties are unable to develop a prototype Product that meets the mutually agreed upon Key Design Parameters under the Development Agreement, or (b) the Development Agreement expires or terminates or HG otherwise does not desire to continue the Development Program (as defined in the Development Agreement).
     8.4 Termination by HG. HG shall have the right to terminate this Agreement immediately if a significant enough number of Fallbrook patents included in the Licensed IP Rights have been determined to be invalid or unenforceable for any reason by a final judgment of a court of competent jurisdiction such that there is a material adverse impact on the value of the Licensed IP Rights to HG.
     8.5 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 4.3, 4.4, 6, 7.3 (with respect to Escrow Royalties held in escrow at the time of termination and their associated obligations), 8.5, 9 and 10 shall survive the expiration or termination of this Agreement.
     8.6 Sales Subsequent to Termination. In the event that this Agreement is terminated, then for a period of one-hundred eighty (180) days after termination, (i) HG shall be entitled to sell its remaining inventory of the Product and (ii) HG shall be entitled to make and sell additional Product with parts and raw materials for the Product which it has in inventory or for which it has an existing liability to purchase, provided that in each case HG pays to Fallbrook royalties as required by Section 4.2.
     8.7 Renewal. A renewal term of seven (7) years is available if HG and Fallbrook agree upon a development plan for the development and commercialization of a second application of the Product in the Field or any other field of use (under which case the Parties would agree to amend Section 1.5 accordingly) and the minimum volume sales targets for such second application and all such agreements occur at least ninety (90) days prior to the end of the term of this Agreement.
9. INDEMNIFICATION
     9.1 HG Indemnification. Subject to Section 9.2, HG shall defend, indemnify and hold Fallbrook harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any third party to the extent resulting from HG’s commercialization of the Product under this Agreement, except for any claim covered by Section 9.2.
     9.2 Fallbrook Indemnification. Fallbrook shall defend, indemnify and hold HG harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any third party to the extent they (i) allege that the design of the Product developed under the Development Agreement and/or with any Product Development which has been reviewed and approved by Fallbrook in writing infringes the intellectual property rights of any third party or (ii) contest Fallbrook’s ownership or the validity of the Licensed IP Rights.
     9.3 Mutual Indemnification. Each Party agrees to defend, indemnify and hold the other Party harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from (i) any breach of this Agreement by such Party, or (ii) any representation or warranty made by such Party not being true and correct in any material respect as of the Effective Date.
     9.4 Procedure. A Party seeking indemnification under Section 9.1 or 9.2 (for this Section, “Notifier”) promptly shall notify the other Party (for this Section, “Recipient”) of any claim, demand, action or other proceeding for which Notifier intends to claim indemnification. Recipient shall have the right to participate in, and to the extent Recipient so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Recipient; provided, however, that Notifier shall have the right to retain its own counsel, with the fees and expenses to be paid by Recipient, if representation of Notifier by the counsel retained by Recipient would be inappropriate due to actual or potential differing interests between Notifier and any other party represented by such counsel in such proceedings. Recipient may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of Notifier without the prior express written consent of Notifier. Nevertheless, Recipient shall take such actions in a commercially timely manner such that Notifier’s business interest or rights are preserved, to the extent reasonably possible, with respect to the subject matter of the claim for indemnification.
     9.5 Insurance. HG shall maintain product liability insurance in an amount that is at least two million dollars ($2,000,000.00) or, if greater, in such amount as HG customarily maintains, which amount may increase or decrease at HG’s sole discretion but shall not decrease below two million dollars ($2,000,000.00). HG shall maintain such insurance for so long as it continues to make or sell any Product, and thereafter for so long as HG customarily maintains insurance covering the manufacture or sale of its similar products.
10. MISCELLANEOUS
     10.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Fallbrook:	Fallbrook Technologies Inc.
9444 Waples St., Suite 410
San Diego, California 92121
Attention: Secretary

with copy to:	DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention: Jake Handy

If to HG:	Hydro-Gear, Inc.
1411 S. Hamilton St.
Sullivan, Illinois 61951
Attention: Ray Hauser

with a copy to:	Vedder Price P.C.
222 N. LaSalle Street
Chicago, Illinois 60601
Attention: John R. Obiala
     10.2 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     10.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
     10.4 Entire Agreement. This Agreement and the Development Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement and the Development Agreement.

     10.5 Independent Contractors. Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.
     10.6 Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.
     10.7 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.
     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

FALLBROOK TECHNOLOGIES INC.		HYDRO-GEAR LIMITED PARTNERSHIP
By: Hydro-Gear, Inc., its general partner

By	/s/ William G. Klehm	By	/s/ Ray Hauser
Name:	William G. Klehm	Name:	Ray Hauser
Title:	CEO/Chairman	Title:	President

EXHIBIT A
Minimum Sales Targets
If the cost of the Bill of Materials, for the ZTR Product for a given year is *** the minimum sales target for the ZTR Product shall be as follows:

Year 5
	Year 1		Year 2		Year 3		Year 4		and thereafter
Unit Volume	*	**	*	**	*	**	*	**	* **
     If the cost of the Bill of Materials for the ZTR Product is *** , the minimum sales target for the ZTR Product shall be as follows:

Year 5
	Year 1		Year 2		Year 3		Year 4		and thereafter
Unit Volume	*	**	*	**	*	**	*	**	* **
     In each case, “Year 1” shall mean the first full calendar year following the date of production of the first ZTR Product and each subsequent year shall be a full calendar year commencing at the end of the prior year.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.